Exhibit 10.5

STORED VALUE CARD PROCESSING AGREEMENT

This Stored Value Card Processing Agreement is made as of the 14th day of June, 2006 (the “Effective Date”), by and between Morgan Beaumont, Inc., a Florida corporation ("Customer"), and Metavante Corporation, a Wisconsin corporation ("Metavante").

Customer desires Metavante to provide to Customer the services set forth in this Agreement and Metavante desires to provide such services to Customer, all as provided in this Agreement.

THEREFORE, in consideration of the payments to be made and services to be performed hereunder, upon the terms and subject to the conditions set forth in this Agreement and intending to be legally bound, the parties hereto agree as follows:

Metavante shall provide to Customer and Customer shall receive from Metavante, all upon the terms and conditions set forth in this Agreement, the Services specified in this Agreement. The term of this Agreement shall commence on the Effective Date and end on the thirty-sixth (36th) month anniversary of the last day of the month in which the Commencement Date occurs (the “Initial Term”). The parties also agree to use their best efforts to perform the Implementation(s) such that the Commencement Date occurs on or before August 7, 2006.

As of the Effective Date, the parties acknowledge that this Agreement includes the following Schedules:

Termination Fee Schedule

Services and Charges Schedule

As of the Effective Date, the parties acknowledge that this Agreement includes Exhibit A attached hereto.

As of the Effective Date, the parties acknowledge that Services will be provided for Customer and the following Affiliates of Customer: ___none__.

The general terms and conditions and all schedules and exhibits attached hereto are incorporated herein and deemed part of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf as of the date first above written.

METAVANTE CORPORATION
4900 W. Brown Deer Road
Brown Deer, WI 53223

By: /s/ Frank G. D’Angelo
Name: Frank G. D’Angelo
Title: President and Chief Operating Officer
Payment Solutions Group

By: /s/ Jeffrey A. Lewis
Name: Jeffrey A. Lewis
Title: Senior Vice President, Issuing Solutions
MORGAN BEAUMONT, INC. 6015 31st Street East Bradenton, FL 34203 By: /s/ Erik Jensen Name: Erik Jensen Title: President By: Name: Title:

TERMS AND CONDITIONS

1.	CONSTRUCTION

1.1.  Definitions. Capitalized terms shall have the meaning ascribed to them in Section 18 of this Agreement.

1.2.  References. In this Agreement, references and mention of the word "includes" and "including" shall mean "includes, without limitation" and "including, without limitation," as applicable, and the word “any” shall mean “any or all”. Headings in this Agreement are for reference purposes only and shall not affect the interpretation or meaning of this Agreement.

1.3.  Interpretation. In the event of a conflict between the general terms and conditions and the terms of any exhibits and schedules attached hereto, the terms of the schedules and exhibits shall prevail and control the interpretation of the Agreement with respect to the subject matter of the applicable schedules and/or exhibits. The exhibits and schedules together with the general terms and conditions shall be interpreted as a single document. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together constitute one and the same agreement.

2.	TERM

Unless this Agreement has been earlier terminated as provided herein, this Agreement shall continue for the Initial Term and shall be automatically renewed for additional twelve-month periods (each, a "Renewal Term") unless either party shall provide the other party with written notice of termination at least ninety (90) days prior to the expiration date for the Initial Term or Renewal Term, as applicable. Unless otherwise provided in the Services and Charges Schedules hereto, or as otherwise agreed in writing by the parties, the charges for Services provided by Metavante to Customer during any such Renewal Term shall be calculated in accordance with Metavante's then-current rates.

3.	IMPLEMENTATION

3.1.  Development of Implementation Plan. Metavante, in consultation with Customer, will develop a detailed, customized plan for the Implementation (the "Implementation Plan"). The Implementation Plan will include: (i) a description of the tasks to be performed for the Implementation; (ii) allocation of responsibility for each of such tasks; and (iii) the schedule on which each task is to be performed. The Implementation project leaders for each party shall regularly communicate on the progress of the Implementation, the feasibility of the Implementation Dates specified in the Implementation Plan, and such other matters which may affect the smooth transition of the Services. Customer agrees to maintain an adequate staff of persons who are knowledgeable about the banking, data processing and information technology systems currently used by Customer. Customer further agrees to provide such services and to perform such obligations as are specified as Customer's responsibility in the Implementation Plan and as necessary for Customer to timely and adequately meet the scheduled dates set forth therein. Each party shall cooperate fully with all reasonable requests of the other party made necessary to effect the Implementation in a timely and efficient manner. The Implementation Plan may be amended by mutual agreement of the parties.

3.2.  Implementation Resources. Metavante and Customer will provide a team of qualified individuals to assist in the Implementation effort. The anticipated team and description of their responsibilities is set forth in the Implementation Plan.

4.	SERVICES

A. General. Subject to the terms of this Agreement, Metavante agrees to provide the services set forth in the Services and Charges Schedule attached hereto (the “Services”) for Customer, provided that (a) Customer contracts with a financial institution(s) approved by Metavante to serve as the issuer of Customer’s Stored Value Cards (each, an “Issuer”), and (b) the Issuer executes the Agreement attached hereto as Exhibit A.

B. Card Production Services. Delivery of cards will be deemed complete with respect to any order upon Metavante’s delivery of the supply of cards to either the United States Post Office, a common carrier or courier, or Customer’s designated employee or agent. Following delivery of the cards in accordance with the foregoing, the card production services with respect to such order shall be completed, and Metavante shall have no further responsibility whatsoever for any use, abuse, loss, damage, alteration, or theft of cards following delivery. Metavante shall be responsible to produce cards in conformance with applicable network standards and for the proper preparation of mailers (e.g., sealing and addressing). Customer shall notify Metavante in writing of any alleged breach of the foregoing by Metavante. Metavante’s sole responsibility, and Customer’s sole remedy, shall be to provide, at Metavante’s expense, a conforming replacement card to the appropriate cardholder(s).

C. Verification and Notice. Customer shall notify Metavante of any data entry errors, including any unauthorized transactions, new accounts, new files, or unauthorized amounts, within thirty (30) days of the date of the applicable Metavante report. Customer’s failure to notify Metavante of errors or discrepancies within such thirty (30) -day period shall constitute Customer’s agreement that it has reviewed and approved the content of each such report using proper internal control review procedures. Metavante does not guarantee that the Services will be one hundred percent (100%) error-free or that the variables and options selected and approved by Customer will produce a result, which is problem-free and otherwise meets the expectations of Customer. The only responsibility Metavante shall have with regard to (i) data entry errors and other similar human errors which occur in the usual course of business and (ii) unsatisfactory data processing results caused by options and variables selected or approved by Customer is, respectively, to correct such errors as they are discovered and to assist Customer in revising data processing options and variables to achieve a satisfactory result.

D. Settlement. Metavante will settle all Stored Value Card transactions directly with the Issuer. Notwithstanding that Metavante will settle all Stored Value Card transactions with the Issuer, Customer shall be responsible to Metavante for the full amount of any Stored Value Card transactions processed by Metavante and shall, upon Metavante’s invoice therefore, reimburse Metavante for such amounts in the event that Metavante is unable to settle the transactions with the Issuer for any reason.

E. Visa/MasterCard/Discover/Network Requirements.

(i) Customer shall comply with the articles, bylaws, operating regulations, rules, procedures and policies of Visa, MasterCard, Discover Network and/or other Networks, as applicable, and shall be solely responsible, as between Customer and Metavante, for any claims, liabilities, lawsuits and expenses arising out of or caused by Customer’s failure to comply with the same.
(ii) Customer acknowledges and agrees that, because Metavante is Customer's processor, Metavante may receive certain services from MasterCard, Visa, Discover Network and/or other Networks that Customer could receive directly in the event Customer performed the processing services for itself. Customer agrees that Metavante may pass-through to Customer any fees charged to Metavante for such services, and that Metavante has no responsibility or liability to Customer for any such services.
(iii) Prior to the transfer of the Services to Customer or its designee upon the Effective Date of Termination, Customer shall take all actions required by the applicable Network to effect the transfer. In addition to the charges specified on the Services and Charges Schedule, Customer shall be responsible for all interchange and network provider fees; and all dues, fees, fines, and assessments established by and owed by Customer to any Network.

5.	FEES

5.1.  Services and Charges Schedule.  The fees for the Initial Services are set forth in the attached Services and Charges Schedule. Customer agrees to pay Metavante the fees specified in the Services and Charges Schedule for such services. Fees for New Services shall be as set forth in Metavante's then current standard pricing or, if applicable, the fees mutually agreed upon by the parties.

5.2.  Implementation. Customer agrees to pay Metavante the fees relating to the Implementation on the terms and conditions set forth on the Services and Charges Schedule. In addition, Customer agrees to reimburse Metavante (i) for all Expenses reasonably incurred in connection with the Implementation; (ii) for Implementation of accounts or products not identified in the Implementation Plan as of the Effective Date; and (iii) for Metavante personnel or any independent contractors who perform services which are identified as the responsibility of the Customer in the Implementation Plan; and (iv) for Implementation related charges which may arise after the Implementation.

5.3.  Excluded Costs. The fees set forth in the Services and Charges Schedule do not include Expenses, late fees or charges, or Taxes, all of which shall be the responsibility of Customer. In addition to the charges specified on the Services and Charges Schedule, Customer shall be responsible for all interchange and network provider fees.

5.4.  Disputed Amounts. If Customer disputes any charge or amount on any invoice and such dispute cannot be resolved promptly through good faith discussions between the parties, Customer shall pay the amounts due under this Agreement less the disputed amount, and the parties shall diligently proceed to resolve such disputed amount. An amount will be considered disputed in good faith if (i) Customer delivers a written statement to Metavante on or before the due date of the invoice, describing in detail the basis of the dispute and the amount being withheld by Customer, (ii) such written statement represents that the amount in dispute has been determined after due investigation of the facts and that such disputed amount has been determined in good faith, and (iii) all other amounts due from Customer that are not in dispute have been paid in accordance with the terms of this Agreement.

5.5.  Terms of Payment. Any and all amounts payable under this Agreement shall be due thirty (30) days following the date of invoice, unless otherwise provided in the Services and Charges Schedule. Undisputed charges not paid by the applicable due date shall be subject to annual interest at the rate of 12% or the highest rate permitted by law, whichever is lower. Customer shall also pay any collection fees, court costs, reasonable attorneys’ fees, and other fees, costs, and charges incurred by Metavante in collecting payment of the charges and any other amounts for which Customer is liable under the terms and conditions of this Agreement. Customer agrees to maintain a depository account with a financial institution reasonably acceptable to Metavante for the payment of amounts payable hereunder, and hereby authorizes Metavante to initiate debit entries to such account for the payment of amounts payable hereunder. Customer agrees to provide Metavante with any and all information necessary for Metavante to initiate such debit entries via the Automated Clearing House (ACH) system.

5.6.  Modification of Terms and Pricing. Charges for all Services shall be subject to adjustments which shall not exceed, in aggregate effect, the greater of (i) an annual rate of five percent (5%), or (ii) the change to the Employment Cost Index over the applicable period.

5.7.  Training and Education.

A.  Metavante shall provide training in accordance with the training schedule developed pursuant to the Implementation Plan. The sessions shall be held at a Metavante datacenter location to be determined by Metavante. Customer shall be responsible for all Expenses incurred by the participants and Metavante's trainers in connection with such education and training.

B.  Metavante will provide to Customer, at no charge, one set of each of the Documentation. When the Documentation is updated, Metavante will provide the updates to Customer at no additional charge. Additional sets of the Documentation may be purchased by Customer at Metavante's then current price list. Customer may not modify, reproduce, or distribute the Documentation without the express consent of Metavante.

6.	PERFORMANCE WARRANTY/EXCLUSIVE REMEDY/DISCLAIMER OF ALL OTHER WARRANTIES

6.1.  Performance Warranty.  Metavante warrants that it will provide the Services in a commercially reasonable manner in substantial conformity with the Documentation (the “Performance Warranty”).  THIS PERFORMANCE WARRANTY IS SUBJECT TO THE WARRANTY EXCLUSIONS SET FORTH BELOW IN SECTION 6.2.

6.2.  Performance Warranty Exclusions.  Except as may be expressly agreed in writing by Metavante, Metavante’s Performance Warranty does not apply to:

A.   defects, problems, or failures caused by the Customer’s nonperformance of obligations essential to Metavante’s performance of its obligations; and/or

B.	defects, problems, or failures caused by an event of force majeure.

6.3.  DISCLAIMER OF ALL OTHER WARRANTIES.  THIS PERFORMANCE WARRANTY, AND THE WARRANTIES IN ARTICLE 12 HEREOF, ARE IN LIEU OF, AND METAVANTE DISCLAIMS ANY AND ALL OTHER WARRANTIES, CONDITIONS, OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER OR NOT METAVANTE KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING. IN ADDITION, METAVANTE DISCLAIMS ANY WARRANTY OR REPRESENTATION TO ANY PERSON OTHER THAN CUSTOMER WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT.

7.	MODIFICATION OR PARTIAL TERMINATION

7.1.  Modifications to Services.  Metavante may relocate, modify, amend, enhance, update, or provide an appropriate replacement for the software used to provide the Services, or any element of its systems or processes at any time or withdraw, modify or amend any function of the Services, provided that the functionality of the Services is not materially adversely affected.

7.2.  Partial Termination by Metavante.  Except as may be provided in any Schedule, Metavante may, at any time, withdraw any of the Services upon providing ninety (90) days' prior written notice to Customer, provided that Metavante withdraws such Service(s) from its entire customer base. Metavante may also terminate any function or any Services immediately upon any final regulatory, legislative, or judicial determination that providing such function or Services is inconsistent with applicable law or regulation or the rights of any Third Party. If Metavante terminates any Service, Metavante agrees to assist Customer, without additional charge, in identifying an alternate provider of such terminated Service.

7.3.  Partial Termination by Customer.  Customer agrees that, during the Term, Customer shall obtain exclusively from Metavante all of its requirements covered by the Services. If Customer breaches the foregoing covenant, the same shall constitute a partial termination of this Agreement and Customer shall pay Metavante the Termination Fee for the affected Service, as liquidated damages and not as a penalty.

8.	TERMINATION/DEFAULT

8.1.  Early Termination.  The terms and conditions set forth on the Termination Fee Schedule of the Agreement shall govern the early termination of this Agreement (or any Service).

8.2.  For Cause.  If either party fails to perform any of its material obligations under this Agreement (a “Default”) and does not cure such Default in accordance with this Section, then the non-defaulting party may, by giving notice to the other party, terminate this Agreement as of the date specified in such notice of termination, or such later date agreed to by the parties, and/or recover Damages. A party may terminate the Agreement in accordance with the foregoing if such party provides written notice to the defaulting party and either (a) the defaulting party does not cure the Default within thirty (30) days of the defaulting party’s receipt of notice of the Default, if the Default is capable of cure within thirty (30) days, or (b) if the Default is not capable of cure within thirty (30) days, the defaulting party does not both (i) implement a plan to cure the Default within thirty (30) days of receipt of notice of the Default, and (ii) diligently carry-out the plan in accordance with its terms. The parties acknowledge and agree that a failure to pay any amount when due hereunder shall be a Default that is capable of being cured within thirty (30) days. The parties acknowledge and agree that any error in processing data, preparation or filing of a report, form, or file, or the failure to perform Services as required hereunder shall be satisfactorily cured upon the completion of accurate re-processing, the preparation or filing of the accurate report, form, or file, or the re-performance of the Services in accordance with applicable requirements, respectively.

8.3.  For Insolvency.  In addition to the termination rights set forth in Sections 8.1 and 8.2, subject to the provisions of Title 11, United States Code, if either party becomes or is declared insolvent or bankrupt, is the subject to any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, or is subject to regulatory sanction by any Federal Regulator, then the other party may, by giving written notice to such party, may terminate this Agreement as of a date specified in such notice of termination; provided that the foregoing shall not apply with respect to any involuntary petition in bankruptcy filed against a party unless such petition is not dismissed within sixty (60) days of such filing.

9.	POST TERMINATION RIGHTS AND RESPONSIBILITIES

9.1.  Termination Assistance. Following the expiration or early termination of this Schedule, Metavante shall provide Customer, at Customer's expense, all necessary assistance to facilitate the orderly transition of Services to Customer or its designee ("Termination Assistance"). As part of the Termination Assistance, Metavante shall assist Customer to develop a plan for the transition of all Services then being performed by Metavante under this Schedule, from Metavante to Customer or its designee, on a reasonable schedule developed jointly by Metavante and Customer. Prior to providing any Termination Assistance, Metavante shall deliver to Customer a good faith estimate of all such Expenses and charges including charges for custom programming services. Customer understands and agrees that all Expenses and charges for Termination Assistance shall be computed in accordance with Metavante's then current standard prices for such products, materials and services. Nothing contained herein shall obligate Customer to receive Termination Assistance from Metavante.

9.2.  Continuation of Services. Unless Metavante terminates this Schedule for Customer's default, upon at least ninety (90) days' prior written request by Customer, Metavante shall continue to provide Customer all Services and the Effective Date of Termination shall be extended for a maximum period of twelve (12) months. If Customer elects to receive the Services for such period, Metavante's then current standard pricing shall continue to apply to the provision and receipt of such Services.

9.3.  Trailing Activity. For at least 120 days following the Effective Date of Termination, Customer shall maintain a settlement account with Metavante or the depository institution designated by Metavante which Metavante may charge to settle any trailing activity which accrues prior to the Effective Date of Termination, and which is not known to Metavante until sometime thereafter (including any Chargeback of a Transaction which is authorized prior to the Effective Date of Termination). Customer shall pay to Metavante fees at Metavante’s then current standard rates to settle such trailing activity. Any form of termination notwithstanding, to protect the reputations of Customer and Metavante, the reasons for termination shall remain absolutely confidential outside of Customer’s and Metavante’s internal personnel, except for reporting that may be required under federal law.

10.	LIMITATION OF LIABILITY/MAXIMUM DAMAGES ALLOWED

10.1.  Equitable Relief.  Either party may seek equitable remedies, including injunctive relief, for a breach of the other party’s obligations under Article 13 of this Agreement.

10.2.  Exclusion of Incidental and Consequential Damages.  Independent of, severable from, and to be enforced independently of any other provision of this Agreement, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY (NOR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM THE OTHER PARTY’S RIGHTS) IN CONTRACT, TORT, (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND--including lost profits, loss of business, or other economic damage, and further including injury to property, AS A RESULT OF BREACH OF ANY WARRANTY OR OTHER TERM OF THIS AGREEMENT, INCLUDING ANY FAILURE OF PERFORMANCE, REGARDLESS OF WHETHER THE PARTY LIABLE OR ALLEGEDLY LIABLE WAS ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF.

10.3.  Maximum Damages Allowed.  Notwithstanding any other provision of this Agreement, and for any reason, including breach of any duty imposed by this Agreement or independent of this Agreement, and regardless of any claim in contract, tort (including negligence) or otherwise, Metavante's total, aggregate liability under this Agreement shall in no circumstance exceed payments made to Metavante by Customer for the Service to which the claim relates during the three (3) months prior to the act or event giving rise to such claim.

10.4.  Statute of Limitations.  No lawsuit or other action may be brought by either party hereto, or on any claim or controversy based upon or arising in any way out of this Agreement, after one (1) year from the date on which the cause of action arose regardless of the nature of the claim or form of action, whether in contract, tort (including negligence) or otherwise; provided, however, the foregoing limitation shall not apply to the collection of any amounts due Metavante under this Agreement.

10.5.  Tort Claim Waiver.  In addition to and not in limitation of any other provision of this Article 11, each party hereby knowingly, voluntarily, and intentionally waives any right to recover from the other party, and Customer waives any right to recover from any Eligible Provider, any economic losses or damages in any action brought under tort theories, including, misrepresentation, negligence and/or strict liability and/or relating to the quality or performance of any products or services provided by Metavante. For purposes of this waiver, economic losses and damages include monetary losses or damages caused by a defective product or service except personal injury or damage to other tangible property. Even if remedies provided under this Agreement shall be deemed to have failed of their essential purpose, neither party shall have any liability to the other party under tort theories for economic losses or damages.

10.6.  Liquidated Damages.  Customer acknowledges that Metavante shall suffer a material adverse impact on its business if this Agreement is terminated prior to expiration of the Term, and that the resulting damages may not be susceptible of precise determination. Customer acknowledges that the Termination Fee is a reasonable approximation of such damages and shall be deemed to be liquidated damages and not a penalty.

10.7.  Essential Elements.  Customer and Metavante acknowledge and agree that the limitations contained in this Article 10 are essential to this Agreement, and that Metavante has expressly relied upon the inclusion of each and every provision of this Article 10 as a condition to executing this Agreement.

11.	INSURANCE AND INDEMNITY

11.1.  Insurance.  Metavante shall maintain for its own protection fidelity bond coverage for its personnel; insurance coverage for loss from fire, disaster or other causes contributing to interruption of normal services, reconstruction of data file media and related processing costs; additional expenses incurred to continue operations; and business interruption to reimburse Metavante for losses resulting from suspension of the Services due to physical loss of equipment.

11.2.  Indemnity.  Customer shall indemnify Metavante from, defend Metavante against, and pay any final judgments awarded against Metavante, resulting from any claim brought by a Third Party against Metavante based on Metavante’s performance of the Services in compliance with Customer’s specifications or instructions, or Metavante’s use of trademarks or data supplied by Customer to perform the Services.

12.	AUTHORITY

12.1.  Metavante.  Metavante warrants that:

A.   Metavante has the right to provide the Services hereunder, using all computer software required for that purpose.

B.   Metavante is a corporation validly existing and in active status under the laws of the State of Wisconsin. It has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by Metavante, and this Agreement is enforceable in accordance with its terms against Metavante. No approval, authorization or consent of any governmental or regulatory authorities is required to be obtained or made by Metavante in order for Metavante to enter into and perform its obligations under this Agreement.

12.2.  Customer.  Customer warrants that:

A.  Customer has all required licenses and approvals necessary to use the Services in the operation of its business.

B. Customer is a corporation validly existing and in good standing under the laws of the state of its incorporation. It has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by Customer, and this Agreement is enforceable in accordance with its terms against Customer. No approval, authorization or consent of any governmental or regulatory authorities is required to be obtained or made by Customer in order for Customer to enter into and perform its obligations under this Agreement.

13.	CONFIDENTIALITY AND OWNERSHIP

13.1.  Customer Data.  Customer shall remain the sole and exclusive owner of all Customer Data and its Confidential Information (as defined in Section 13.3), regardless of whether such data is maintained on magnetic tape, magnetic disk, or any other storage or processing device. All such Customer Data and other Confidential Information shall, however, be subject to regulation and examination by the appropriate auditors and regulatory agencies to the same extent as if such information were on Customer's premises.

13.2.  Metavante Systems.  Customer acknowledges that it has no rights in any software, systems, documentation, guidelines, procedures and similar related materials or any modifications thereof provided by Metavante, except with respect to Customer's use of the same during the Term to process its data.

13.3.  Confidential Information.  "Confidential Information" of a party shall mean all confidential or proprietary information and documentation of such party, whether or not marked as such including, with respect to Customer, all Customer Data. Confidential Information shall not include: (i) information which is or becomes publicly available (other than by the party having the obligation of confidentiality) without breach of this Agreement; (ii) information independently developed by the receiving party; (iii) information received from a Third Party not under a confidentiality obligation to the disclosing party; or (iv) information already in the possession of the receiving party without obligation of confidence at the time first disclosed by the disclosing party. The parties acknowledge and agree that the substance of the negotiations of this Agreement, and the terms of this Agreement are considered Confidential Information subject to the restrictions contained herein.

13.4.  Obligations of the Parties.  Except as permitted under this Section 13.4 and applicable law, neither party shall use, copy, sell, transfer, publish, disclose, display, or otherwise make any of the other party's Confidential Information available to any Third Party without the prior written consent of the other party. Each party shall hold the Confidential Information of the other party in confidence and shall not disclose or use such Confidential Information other than for the purposes contemplated by this Agreement and, to the extent that Confidential Information of Customer may be subject to the Privacy Regulations, as permitted by the Privacy Regulations, and shall instruct their employees, agents, and contractors to use the same care and discretion with respect to the Confidential Information of the other party or of any Third Party utilized hereunder that Metavante and Customer each require with respect to their own most confidential information, but in no event less than a reasonable standard of care, including the utilization of security devices or procedures designed to prevent unauthorized access to such materials. Each party shall instruct its employees, agents, and contractors of its confidentiality obligations hereunder and not to attempt to circumvent any such security procedures and devices. Each party's obligation under the preceding sentence may be satisfied by the use of its standard form of confidentiality agreement, if the same reasonably accomplishes the purposes here intended. All such Confidential Information shall be distributed only to persons having a need to know such information to perform their duties in conjunction with this Agreement. A party may disclose Confidential Information of the other party if required to do so by subpoena, court or regulatory order, or other legal process, provided the party notifies the other party of its receipt of any such process, and reasonably cooperates, at the other party’s expense, with efforts of the disclosing party to prevent or limit disclosure in response to such process.

13.5.  Information Security.  Metavante shall be responsible for establishing and maintaining an information security program that is designed to (i) ensure the security and confidentiality of Customer Data, (ii) protect against any anticipated threats or hazards to the security or integrity of Customer Data, and (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to Customer or any of its customers. Customer shall be responsible for maintaining security for its own systems, servers, and communications links as necessary to (i) protect the security and integrity of Metavante's systems and servers on which Customer Data is stored, and (ii) protect against unauthorized access to or use of Metavante's systems and servers on which Customer Data is stored.

13.6.  Ownership and Proprietary Rights.  Metavante reserves the right to determine the hardware, software and tools to be used by Metavante in performing the Services. Metavante shall retain title and all other ownership and proprietary rights in and to the Metavante Proprietary Materials and Information, and any and all derivative works based thereon. Such ownership and proprietary rights shall include any and all rights in and to patents, trademarks, copyrights, and trade secret rights. Customer agrees that the Metavante Proprietary Materials and Information are not "work made for hire" within the meaning of U.S. Copyright Act 17 U.S.C. Section 101.

13.7.  The Privacy Regulations. In the event that Customer requests Metavante to disclose to any Third Party or to use any of Customer’s Confidential Information, and such Confidential Information is or may be subject to the Privacy Regulations, Metavante reserves the right, prior to such disclosure or use, (i) to review any initial, annual, opt-out, or other privacy notice that Customer issued with respect to such Confidential Information pursuant to the Privacy Regulations, and if requested by Metavante, Customer shall promptly provide Metavante with any such notice, and (ii) to decline to disclose to such Third Party or to use such Confidential Information if Metavante, in Metavante’s sole discretion, believes that such disclosure or use is or may be prohibited by the Privacy Regulations or by any such notice.

13.8.  Publicity. Neither party shall refer to the other party directly or indirectly in any media release, public announcement or public disclosure relating to this Agreement or its subject matter, in any promotional or marketing materials, lists or business presentations, without consent from the other party for each such use or release in accordance with this Section, provided that Metavante may include Customer’s name in Metavante’s customer list and may identify Customer as its customer in its sales presentations and marketing materials without obtaining Customer’s prior consent. Notwithstanding the foregoing, at Metavante’s request Customer agrees to issue a joint press release prepared by Metavante to announce the relationship established by the parties hereunder. Customer agrees that such press release shall be deemed approved by Customer in the event that, within five (5) Business Days of receiving Metavante’s proposed press release, Customer does not provide written notice to Metavante describing in reasonable detail Customer’s objections to the press release. All other media releases, public announcements, and public disclosures by either party relating to this Agreement or the subject matter of this Agreement (each, a “Disclosure”), including promotional or marketing material, but not including (i) announcements intended solely for internal distribution, or (ii) disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing party, shall be subject to review and approval, which approval shall not be unreasonably withheld, by the other party prior to release. Such approval shall be deemed to be given if a party does not object to a proposed Disclosure within five (5) Business Days of receiving same.

14.	DISASTER RECOVERY

14.1.  Services Continuity Plan.  Metavante shall maintain throughout the Term of the Agreement a Services Continuity Plan (the "Plan") in compliance with applicable regulatory requirements. Review and acceptance of the Plan as may be required by any applicable regulatory agency shall be the responsibility of Customer. Metavante shall cooperate with Customer in conducting such reviews as such regulatory agency may from time to time reasonably request. A detailed Executive Summary of the Plan has been provided to Customer. Updates to the Plan shall be provided to Customer without charge.

14.2.  Relocation.  If appropriate, Metavante shall relocate all affected Services to an alternate disaster recovery site as expeditiously as possible after declaration of a Disaster, and shall coordinate with Customer all requisite telecommunications modifications necessary to achieve full connectivity to the disaster recovery site, in material compliance with all regulatory requirements. "Disaster" shall have the meaning set forth in the Plan.

14.3.  Resumption of Services.  The Plan provides that, in the event of a Disaster, Metavante will be able to resume the Services in accordance therewith within the time periods specified in the Plan. In the event Metavante is unable to resume the Services to Customer within the time periods specified in the Plan, Customer shall have the right to terminate this Agreement without payment of the Termination Fee upon written notice to Metavante delivered within forty-five (45) days after declaration of such Disaster.

14.4.  Annual Test.  Metavante shall test its Plan by conducting one (1) test annually and shall provide Customer with a description of the test results in accordance with applicable laws and regulations.

15.	GENERAL TERMS AND CONDITIONS

15.1.  Data Backup. Customer shall maintain adequate records for at least ten (10) Business Days including backup on magnetic tape or other electronic media where transactions are being transmitted to Metavante, from which reconstruction of lost or damaged items or data can be made. Customer assumes all responsibility and liability for any loss or damage resulting from failure to maintain such records.

15.2.  Transmission of Data. If the Services require transportation or transmission of data between Metavante and Customer, the responsibility and expense for transportation and transmission of, and the risk of loss for, data and media transmitted between Metavante and Customer shall be borne by Customer. Data lost by Metavante following receipt, shall either be restored by Metavante from its backup media or shall be reprocessed from Customer's backup media at no additional charge to Customer.

15.3.  Reliance on Data. Metavante will perform the Services described in this Agreement on the basis of information furnished by Customer. Metavante shall be entitled to rely upon any such data, information, or instructions as provided by Customer. If any error results from incorrect input supplied by Customer, Customer shall be responsible for discovering and reporting such error and supplying the data necessary to correct such error to Metavante for processing at the earliest possible time. In providing the Services, Metavante shall rely on the instructions and directions of Customer, and shall not be responsible for any liability arising from Metavante’s proper performance of the Services in accordance with Customer’s instructions.

15.4.  Use of Services. Customer assumes exclusive responsibility for the consequences of any Proper Instructions Customer may give Metavante, for Customer's failure to properly access the Services in the manner prescribed by Metavante, and for Customer's failure to supply accurate input information. Customer agrees that, except as otherwise permitted in this Agreement or in writing by Metavante, Customer will use the Services only for its own internal business purposes to service its bona fide customers and clients and will not sell or otherwise provide, directly or indirectly, any of the Services or any portion thereof to any Third Party.

15.5.  Solicitation.  Neither party shall solicit the employees of the other party for employment during the Term of this Agreement, for any reason. The foregoing shall not preclude either party from employing any such employee (i) who seeks employment with the other party in response to any general advertisement or solicitation that is not specifically directed towards employees of such party or (ii) who contacts the other party on his or her own initiative without any direct or indirect solicitation by such party.

15.6.  Performance by Subcontractors.  Customer understands and agrees that the actual performance of the Services may be made by Metavante, one or more Affiliates of Metavante, or subcontractors of any of the foregoing Entities (collectively, the “Eligible Providers”). For purposes of this Agreement, performance of the Services by any Eligible Provider shall be deemed performance by Metavante itself. Metavante shall remain fully responsible for the performance or non-performance of the Services by any Eligible Provider, to the same extent as if Metavante itself performed or failed to perform such services. Customer agrees to look solely to Metavante, and not to any Eligible Provider, for satisfaction of any claims Customer may have arising out of this Agreement or the performance or nonperformance of Services. However, in the event that Customer contracts directly with a Third Party for any products or services, Metavante shall have no liability to Customer for such Third Party’s products or services, even if such products or services are necessary for Customer to access or receive the Services hereunder.

15.7.  Proper Instructions.  "Proper Instructions" shall mean those instructions sent to Metavante by letter, memorandum, telegram, cable, telex, telecopy facsimile, computer terminal, e-mail or other "on line" system or similar means of communication or given orally over the telephone or given in person by one or more of the person(s) whose name(s) and signature(s) are listed on the most recent certificate delivered by Customer to Metavante which lists those persons authorized to give orders, corrections and instructions in the name of and on behalf of Customer. Proper Instructions shall specify the action requested to be taken or omitted.

16.	MISCELLANEOUS PROVISIONS

16.1.  Governing Law. The validity, construction and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the internal laws of the State of Wisconsin, excluding its principles of conflict of laws.

16.2.  Venue and Jurisdiction.  In the event of litigation to enforce the terms of this Agreement, the parties consent to venue in an exclusive jurisdiction of the courts of Milwaukee County, Wisconsin and the Federal District Court for the Eastern District of Wisconsin. The parties further consent to the jurisdiction of any federal or state court located within a district which encompasses assets of a party against which a judgment has been rendered, either through arbitration or litigation, for the enforcement of such judgment or award against such party or the assets of such party.

16.3.  Entire Agreement; Amendments.  This Agreement, together with the exhibits and schedules hereto, constitutes the entire agreement between Metavante and the Customer with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein and therein. This Agreement supersedes all prior negotiations, agreements, and undertakings between the parties with respect to such matter. This Agreement, including the exhibits and schedules hereto, may be amended only by an instrument in writing executed by the parties or their permitted assignees.

16.4.  Relationship of Parties.  The performance by Metavante of its duties and obligations under this Agreement shall be that of an independent contractor and nothing contained in this Agreement shall create or imply an agency relationship between Customer and Metavante, nor shall this Agreement be deemed to constitute a joint venture or partnership between Customer and Metavante.

16.5.  Affiliates. Customer agrees that it is responsible for assuring compliance with this Agreement by those Affiliates receiving Services under this Agreement. Customer agrees to be responsible for the submission of its Affiliates' data to Metavante for processing and for the transmission to Customer's Affiliates of such data processed by and received from Metavante. Customer agrees to pay any and all fees owed under this Agreement for Services rendered to its Affiliates.

16.6.  Assignment.  This Agreement may not be assigned by either party, by operation of law or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided that Metavante may freely assign this Agreement (i) in connection with a merger, corporate reorganization or sale of all or substantially all of its assets, stock or securities, or (ii) to any Entity which is a successor to the assets or the business of Metavante.

16.7.  Notices.  Except as otherwise specified in the Agreement, all notices, requests, approvals, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by (i) first class U.S. mail, registered or certified, return receipt requested, postage pre-paid; or (ii) U.S. express mail, or other, similar overnight courier service to the address specified below. Notices shall be deemed given on the day actually received by the party to whom the notice is addressed.

In the case of Customer:	Morgan Beaumont, Inc. 6015 31st Street East Bradenton, FL 34203 Attn: Erik Jensen
For Billing Purposes:	Same as above
In the case of Metavante: Copy to:	Metavante Corporation 4900 West Brown Deer Road Milwaukee WI 53223 Attn: Frank G. D’Angelo, President & COO Payment Solutions Group Risk Management and Legal Division

16.8.  Waiver.  No delay or omission by either party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the party waiving its rights.

16.9.  Severability.  If any provision of this Agreement is held by court or arbitrator of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement will remain in full force and effect. Articles 7, 10, 13 and 16 shall survive the expiration or earlier termination of this Agreement for any reason.

16.10.  Attorneys’ Fees and Costs.  If any legal action is commenced in connection with the enforcement of this Agreement or any instrument or agreement required under this Agreement, the prevailing party shall be entitled to costs, attorneys’ fees actually incurred, and necessary disbursements incurred in connection with such action, as determined by the court.

16.11.  No Third Party Beneficiaries.  Each party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Customer and Metavante.

16.12.  Force Majeure.  Notwithstanding any provision contained in this Agreement, neither party shall be liable to the other to the extent fulfillment or performance if any terms or provisions of this Agreement is delayed or prevented by revolution or other civil disorders; wars; acts of enemies; strikes; lack of available resources from persons other than parties to this Agreement; labor disputes; electrical equipment or availability failure; fires; floods; acts of God; federal, state or municipal action; statute; ordinance or regulation; or, without limiting the foregoing, any other causes not within its control, and which by the exercise of reasonable diligence it is unable to prevent, whether of the class of causes hereinbefore enumerated or not. This clause shall not apply to the payment of any sums due under this Agreement by either party to the other.

16.13.  Negotiated Agreement.  Metavante and Customer each acknowledge that the limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the parties and represent the parties’ voluntary agreement based upon the level of risk to Customer and Metavante associated with their respective obligations under this Agreement and the payments to be made to Metavante and the charges to be incurred by Metavante pursuant to this Agreement. The parties agree that the terms and conditions of this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this document.

16.14.  Waiver of Jury Trial.  Each of Customer and Metavante hereby knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury in respect of any litigation based on, or arising out of, under, or in connection with, this Agreement or any course of conduct, course of dealing, statements (whether verbal or written), or actions of Metavante or Customer, regardless of the nature of the claim or form of action, contract or tort, including negligence.

17.	DEFINITIONS

A.  “Affiliate” shall mean, with respect to a party, any Entity at any time Controlling, Controlled by or under common Control with, such party.

B.  “Agreement” shall mean this agreement and all schedules and exhibits attached hereto, which are expressly incorporated, any future amendments thereto, and any future schedules and exhibits added hereto by mutual agreement.

C.  "Business Days" shall be Mondays through Fridays except holidays recognized by the Federal Reserve Board of Chicago.

D.  “Change in Control” shall mean any event or series of events by which (i) any person or entity or group of persons or entities shall acquire Control of another person or entity or (ii) in the case of a corporation, during any period of 12 consecutive months commencing before or after the date hereof, individuals who at the beginning of such 12-month period were directors of such corporation shall cease for any reason to constitute a majority of the board of directors of such corporation.

E.  “Commencement Date” shall mean the date on which Metavante first provides the Initial Services to Customer.

F.  “Confidential Information” shall have the meaning set forth in Section 14.3 above.

G.  “Contract Year” shall mean successive periods of twelve months, the first of which (being slightly longer than twelve (12) months) shall commence on the Commencement Date and terminate on the last day of the month in which the first anniversary of the Commencement Date occurs.

H.  “Control” shall mean the direct or indirect ownership of over 50% of the capital stock (or other ownership interest, if not a corporation) of any Entity or the possession, directly or indirectly, of the power to direct the management and policies of such Entity by ownership of voting securities, by contract or otherwise. “Controlling” shall mean having Control of any Entity and “Controlled” shall mean being the subject of Control by another Entity.

I.  "Customer Data" means any and all data and information of any kind or nature submitted to Metavante by Customer, or received by Metavante on behalf of Customer, necessary for Metavante to provide the Services.

J.  “Damages” shall mean actual and verifiable monetary obligations incurred, or costs paid (except overhead costs, attorneys’ fees, and court costs) which (a) would not have been incurred or paid but for a party’s action or failure to act in breach of this Agreement, and (b) are directly and solely attributable to such breach, but excluding any and all consequential, incidental, punitive and exemplary damages.

K.  “Discover Network” shall mean Discover Financial Services

L.  "Documentation" shall mean Metavante's standard user instructions relating to the Services, including tutorials, on-screen help, and operating procedures, as provided to Customer in written or electronic form.

M.  "EFD Services" shall mean the Services described in the attached Services and Charges Schedule.

N.  “Effective Date” shall mean the date so defined on the signature page of this Agreement, or, if blank, the date executed by Metavante, as reflected in Metavante’s records.

O.  “Effective Date of Termination” shall mean the last day on which Metavante provides the Services to Customer (excluding any services relating to termination assistance).

P.  "EFT Services" shall mean the electronic funds transfer services set forth in the attached Services and Charges Schedule.

Q.  “Eligible Provider” shall have the meaning as set forth in Section 16.10 above.

R.  "Employment Cost Index" shall mean the Employment Cost Index (not seasonally adjusted) as promulgated by the United States Department of Labor's Bureau of Labor Statistics (or any successor index).

S.  “Entity” means an individual or a corporation, partnership, sole proprietorship, limited liability company, joint venture or other form of organization, and includes the parties hereto.

T.  “Estimated Remaining Value” shall mean the number of calendar months remaining between the Effective Date of Termination and the last day of the contracted-for Term, multiplied by the average of the three (3) highest monthly fees (but in any event no less than the Monthly Base Fee or other monthly minimums specified in the Services and Charges Schedule(s)) payable by Customer during the twelve (12) month period prior to the event giving rise to termination rights under this Agreement. In the event the Effective Date of Termination occurs prior to expiration of the First Contract Year, the monthly fees used in calculating the Estimated Remaining Value shall be the greater of (i) the estimated monthly fees set forth in the Services and Charges Schedule(s) and (ii) the average monthly fees described in the preceding sentence.

U.  “Expenses” shall mean any and all reasonable and direct expenses paid by Metavante to Third Parties in connection with the Services provided to or on behalf of Customer under this Agreement, including any postage, supplies, materials, travel and lodging and telecommunication fees, but not payments to Eligible Providers.

V.  "Implementation" shall mean the transfer of Customer's electronic funds transfer and/or card processing services to the Metavante system and integration thereof such that Customer is able to receive the EFD Services in a live operating environment.

W.  "Implementation Date" shall mean the date on which Implementation for Customer or a particular Affiliate has been completed.

X.  "Implementation Period" shall mean that portion of the Term beginning on the Effective Date and ending on the Implementation Date.

Y.  "Initial Services" shall mean all Services requested by Customer from Metavante under this Agreement prior to the Commencement Date. The Initial Services requested as of the Effective Date are set forth in the schedules attached hereto, which shall be modified to include any additional services requested by Customer prior to the Commencement Date.

Z.  “Initial Term” shall mean the period set forth on the first page of this Agreement.

AA.  "Legal Requirements" shall mean the federal and state laws, rules and regulations pertaining to Customer's business.

BB.  "MasterCard" shall mean MasterCard International, Inc.

CC.  “Metavante Proprietary Materials and Information” shall mean the Metavante Software and all source code, object code, documentation (whether electronic, printed, written or otherwise), working papers, non-customer data, programs, diagrams, models, drawings, flow charts and research (whether in tangible or intangible form or in written or machine readable form), and all techniques, processes, inventions, knowledge, know-how, trade secrets (whether in tangible or intangible form or in written or machine readable form), developed by Metavante prior to or during the Term of this Agreement, and such other information relating to Metavante or the Metavante Software that Metavante identifies to Customer as proprietary or confidential at the time of disclosure.

DD.  “Metavante Software” shall mean the software owned by Metavante and used to provide the Services.

EE.  "Network" shall mean a shared system operating under a common name through which member financial institutions are able to authorize, route, process and settle Transactions (e.g., MasterCard, Visa and Discover Network).

FF.  “New Services” shall mean any services not included in the Initial Services. Upon mutual agreement of the parties, New Services shall be included in the term “Services.”

GG.  “Plan” shall have the meaning set forth in Section 15.1 above.

HH.  “POS" means point of sale.

II.  “Privacy Regulations” shall mean the regulations promulgated under Section 504 of the Gramm-Leach-Bliley Act, Pub. L. 106-102, as such regulations may be amended from time to time.

JJ.  "Professional Services" shall mean services provided by Metavante for Implementation, training, consulting or to review or implement New Services or enhancements to existing Services.

KK.  “Proper Instructions” shall mean those instructions sent to Metavante in accordance with Section 16.11 above.

LL.  “Services” shall mean the services, functions and responsibilities described in this Agreement to be performed by Metavante during the Term and shall include New Services which are agreed to by the parties in writing.

MM.  “Stored Value Card” means a debit card for which Metavante provides Services hereunder.

NN.  “Taxes” shall mean any manufacturers, sales, use, gross receipts, excise, personal property or similar tax or duty assessed by any governmental or quasi-governmental authority upon or as a result of the execution or performance of any service pursuant to this Agreement or materials furnished with respect to this Agreement, except any income, franchise, privilege or like tax on or measured by Metavante’s net income, capital stock or net worth.

OO.  “Term” shall mean the Initial Term and any extension thereof, unless this Agreement is earlier terminated in accordance with its provisions.

PP.  “Termination Fee” shall have the meaning set forth on the Termination Fee Schedule of the Agreement.

QQ.  “Third Party” shall mean any Entity other than the parties or any Affiliates of the parties.

RR.  "TSYS" shall mean Total Systems Services, Inc., a Third Party provider of some of the Services hereunder.

SS.  "Visa" shall mean VISA U.S.A., Inc.